Exhibit No. 3.(i)

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                       MADISON GAS AND ELECTRIC COMPANY

           (Including all amendments made through December 16, 1994)


     The following Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of the Wisconsin Business Corporation Law supersede and take the place of the heretofore existing Articles of Organization and amendments thereto:

     Article First. The name of the corporation is MADISON GAS AND ELECTRIC COMPANY.

     Article Second. The purpose of the Company shall be to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, including but not by way of limitation, the production, purchase, transmission, distribution and sale of gas and electricity and any related products, by-products and merchandise, either directly or indirectly, to or for the public, whether by itself or in conjunction with others, and to transact any and all business incidental to such purposes.

     Article Third. A.  Authorized Capital.

     The authorized capital stock of the Company shall be Two Hundred Fifty-Three Million Seven Hundred Seventy-Five Thousand Dollars ($253,775,000) and shall consist of One Million One Hundred Ninety-One Thousand (1,191,000) shares of Cumulative Preferred Stock, each of which said shares shall be $25 Par Value, and Twenty-Eight Million (28,000,000) shares of Common Stock, each of which said shares shall be $8 Par Value.

                    B.  Cumulative Preferred Stock.

(I) Series and Variations Between Series. The Cumulative Preferred Stock may be divided into and issued in series. The Board of Directors is hereby expressly vested with authority to divide such shares into series and cause such shares to be issued from time to time in series, and, by resolution adopted prior to the issue of shares of a particular series, to fix and determine the following relative rights and preferences with respect to such series, as to which matters the shares of a particular series may vary from those of any or all other series:

     (a)  the distinctive serial designation of the shares of such series;

     (b)  the rate of dividend thereof;

     (c) the amount payable upon the shares in event of voluntary or involuntary liquidation (except as fixed in this Division B);

     (d) the price or prices at and the terms and conditions on which shares may be redeemed (except as fixed in this Division B);
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     (e)  sinking fund provisions for the redemption or purchase of such shares; and

     (f) the terms and conditions on which such shares may be converted if the shares of any series are issued with the privilege of conversion.

Except as the shares of a particular series may vary from those of any or all other series in the foregoing respects, all of the shares of the Cumulative Preferred Stock, regardless of series, shall in all respects be equal and shall have the relative rights and preferences herein fixed.

(II) Dividends. (a) The holders of shares of Cumulative Preferred Stock of each series shall be entitled to receive, as and when declared payable by the Board of Directors from funds legally available for the payment thereof, preferential dividends in lawful money of the United States of America at the rate per annum fixed and determined as herein authorized for the shares of such series, but no more, payable quarterly on dates to be established for all series when established by the Board of Directors for the first series (the quarterly dividend payment dates), in each year with respect to the quarterly period ending on the day prior to each such respective dividend payment date. Such dividends shall be cumulative with respect to each share from and including the quarterly dividend payment date next preceding the date of issue thereof unless (1) the date of issue be a quarterly dividend payment date, in which case dividends shall be cumulative from and including the date of issue,
(2) issued during an interval between a record date for the payment of a quarterly dividend on shares of such series and the payment date for such dividend, in which case dividends shall be cumulative from and including such payment date, or (3) the Board of Directors shall determine that the first dividend with respect to shares of a particular series issued during an interval between quarterly dividend payment dates shall be cumulative from and including a date during such interval, in which event dividends shall be cumulative from and including such date. No dividends shall be declared on shares of Cumulative Preferred Stock of any series in respect of accumulations for any quarterly dividend period or portion thereof unless dividends shall likewise be or have been declared with respect to accumulations on all then outstanding shares of Cumulative Preferred Stock of each other series for the same period or portion thereof; and the ratios of the dividends declared to dividends accumulated with respect to any quarterly dividend period on the shares of each series outstanding shall be identical. Accumulations of dividends shall not bear interest.

     (b) So long as any shares of Cumulative Preferred Stock remain outstanding, no dividend shall be paid or declared, or other distribution made, on shares of junior stock, nor shall any shares of junior stock be purchased, redeemed, retired or otherwise acquired for a consideration (1) unless preferential dividends on outstanding shares of Cumulative Preferred Stock for the current and all past quarterly dividend periods shall have been paid, or declared and set apart for payment, provided, however, that the restrictions of this subparagraph (1) shall not apply to the declaration and payment of dividends on shares of junior stock if payable solely in shares of junior stock, nor to the acquisition of any shares of junior stock through application of proceeds of any shares of junior stock sold at or about the time of such acquisition, nor shall such restrictions prevent the transfer of any amount from surplus to stated capital; and (2) except to the extent of earned surplus, provided, however, that the restriction in this
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subparagraph (2) shall not apply to any of the acts described in the proviso set forth in subparagraph (1) above and shall not apply either to the acquisition of any shares of junior stock issued after April 1, 1970, to the extent of the proceeds received for the issue of such shares, or to the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration said dividend conforms with the provisions of this subparagraph (2).

(III) Liquidation Preferences. (a) In the event of voluntary dissolution or liquidation of the Company, the holders of shares of Cumulative Preferred Stock of each series outstanding shall be entitled to receive out of the assets of the Company an amount per share equal to that which such holders would have been entitled to receive had shares held by them been redeemed (otherwise than through operation of a sinking fund) on the date fixed for payment, but no more, unless shares are not so redeemable at such date, and then an amount per share to be fixed in the resolution of the Board of Directors establishing the series of which the shares are a part. In the event of involuntary dissolution or liquidation of the Company, the holders of shares of Cumulative Preferred Stock of each series outstanding shall be entitled to receive out of the assets of the Company $25 per share, plus preferential dividends at the rate fixed and determined for such series as herein authorized, accrued and unpaid to the date fixed for payment, but no more. Until payment to the holders of outstanding shares of Cumulative Preferred Stock as aforesaid, or until moneys or other assets sufficient for such payment shall have been set apart for payment by the Company, separate and apart from its other funds and assets for the account of such holders, so as to be and continue to be available for payment to such holders, no payment or distribution shall be made to holders of shares of junior stock in connection with or upon such dissolution or liquidation. If upon any such dissolution or liquidation the assets of the Company available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of shares of Cumulative Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them, respectively.

     (b) Neither a consolidation nor merger of the Company with or into any other corporation, nor a merger of any other corporation into the Company nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the Company, nor the sale or transfer of the property and business of the Company as or substantially as an entirety shall be construed to be a dissolution or liquidation of the Company within the meaning of the foregoing provisions.

(IV) Redemption. (a) Except for any series which may not at the time be redeemable, the Company may, at its option expressed by vote of the Board of Directors, at any time or from time to time redeem the whole or any part of the Cumulative Preferred Stock, or of any series thereof, at the redemption price or prices at the time in effect, any such redemption to be on such redemption date and at such place in the City of Madison, State of Wisconsin, City of Chicago, State of Illinois, or in the City, County and State of New York, or any combination of the three, as shall be determined by vote of the Board of Directors. Notice of any proposed redemption of shares of Cumulative Preferred Stock stating the series to be redeemed, the certificates within such series to be redeemed if less than all of the shares of such series are to be redeemed, and the date and place of redemption, shall be given by the Company by depositing a copy of such notice in the U.S. mails, not more than
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60 or less than 30 days prior to the redemption date, addressed to the holders of record of shares of Cumulative Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Company and such notice shall be deemed delivered when so deposited; and by publishing such notice at least once in each week for two successive weeks in a newspaper customarily published at least on each business day, other than Saturdays, Sundays and holidays, which is printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in such a newspaper so printed which is published and of general circulation in the City of Chicago, State of Illinois. Publication of such notice shall be commenced not more than 60 days, and shall be concluded not less than 30 days, prior to the redemption date, but such notice need not necessarily be published on the same day of each week or in the same newspaper. If publication is made, unintentional omissions or errors in names or addresses in the mailed notice shall not impair the validity of the notice. In case less than all of the shares of any series are to be redeemed, the shares so to be redeemed shall be determined by lot in such manner as may be prescribed by the Board of Directors unless a method other than by lot is set forth in the resolution of the Board of Directors establishing such series.
The certificates evidencing the shares to be so redeemed shall be specified by number in the notice of such redemption and if less than all the shares evidenced by any of the said certificates are to be redeemed, then the number of shares to be redeemed shall be specified. On the redemption date the Company shall, and at any time within 60 days prior to such redemption date may, deposit in trust, for the account of the holders of shares of Cumulative Preferred Stock to be redeemed, funds necessary for such redemption with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of Wisconsin or of the State of New York or of the State of Illinois, doing business in the Cities of Milwaukee or Madison, the State of Wisconsin, or in the City, County and State of New York or in the City of Chicago, the State of Illinois, and having combined capital, surplus and undivided profit of at least $5,000,000, which shall be designated in such notice of redemption.

     (b) If notice of redemption shall have been duly given, or said bank or trust company has been irrevocably authorized by the Company to give such notice, and funds necessary for such redemption have been deposited, all as aforesaid, then all shares of Cumulative Preferred Stock with respect to which such deposit shall have been made shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, excepting only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, on the redemption date (unless an earlier date is fixed by the Board of Directors), the redemption funds, without interest, to which they are entitled, and the right to exercise any privilege of conversion not theretofore expiring, the Company to be entitled to the return of any funds deposited for redemption of shares converted pursuant to such privilege. At the expiration of 6 years after the redemption date such trust shall terminate. Any such moneys then remaining on deposit, together with any interest thereon which may be allowed by the bank or trust company with which the deposit shall have been made, shall be paid by it to the Company, free of trust, and thereafter the holders of the certificates for such shares shall have no claim against such bank or trust company but only claims as unsecured
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creditors against the Company for the amounts payable upon redemption thereof, without interest. Interest, if any, allowed by the bank or trust company as aforesaid shall belong to the Company.

     (c) Subject to applicable law and this Article Third, the Company may from time to time purchase or otherwise acquire outstanding shares of Cumulative Preferred Stock at a price per share not exceeding the amount (inclusive of any premium over par value and any accrued dividends) then payable in the event of redemption thereof otherwise than through operation of a sinking fund, if any.

     (d) No shares of Cumulative Preferred Stock shall be purchased, redeemed or otherwise acquired for a valuable consideration (1) in any case if all dividends on the Cumulative Preferred Stock for all past quarter yearly dividend periods shall not have been paid or declared and a sum sufficient for the payment thereof set apart, or (2) at any time when the Company shall be in default or deficient under any requirement of a sinking fund established with respect to outstanding shares of any series of Cumulative Preferred Stock for any period then elapsed, except for the purpose of wholly or partially eliminating such default or deficiency.

     (e) Subject to the provisions of this Article Third, any and all shares of Cumulative Preferred Stock which at any time shall have been:

          (1) Redeemed or otherwise retired by the Company, except in the manner set forth in (2) below, shall assume the status of authorized but unissued Cumulative Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Cumulative Preferred Stock.

          (2) Redeemed or purchased through operation of any sinking fund with respect thereto, or which shall have been converted into or exchanged for shares of any other class or classes or other securities of the Company pursuant to a right of conversion or exchange reserved in such Cumulative Preferred Stock, shall be canceled and shall not be reissued, and the Company shall, from time to time, take such corporate action as may be appropriate or necessary to reduce the authorized number of shares of Cumulative Preferred Stock accordingly.

(V) Voting Rights. The holders of Cumulative Preferred Stock shall have no vote in the affairs of the corporation except as is provided below or at the time may be mandatorily required by statute:

     (a) So long as any shares of Cumulative Preferred Stock are outstanding, the Company shall not, without the consent (given by vote in person or by proxy at a meeting called for that purpose) of the holders of at least two-thirds of the shares of Cumulative Preferred Stock then outstanding:

          (1) Create or authorize any shares of senior stock, or create or authorize any obligation or security convertible into any such shares; or

          (2) Alter or change the relative rights or preferences of then outstanding Cumulative Preferred Stock so as to affect the holders thereof adversely, provided, however, if any such alteration or change would adversely affect the holders of one or more, but not all, of the series of Cumulative Preferred Stock at the time outstanding, only the consent of holders of two-thirds of the shares of each series so affected shall be required; or
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          (3)  Issue, sell or otherwise dispose of shares of Cumulative
     Preferred Stock, or any shares of senior or parity stock, or securities convertible into shares of Cumulative Preferred Stock or into shares of senior or parity stock, other than in exchange for, or in connection with the retirement (by redemption or otherwise) of, not less than a like number of shares of Cumulative Preferred Stock or shares of senior or parity stock, or securities convertible into not less than a like number of such shares, as the case may be at the time outstanding, unless:

           (i) Immediately after such proposed issue, sale or other disposition, the aggregate of the capital of the Company applicable to all shares of Common Stock then to be outstanding (including premium on all shares of Common Stock) plus earned surplus and capital surplus, shall be at least equal to the involuntary liquidation preference of all shares of Cumulative Preferred Stock and shares of senior or parity stock then to be outstanding, provided that until such additional shares or securities, as the case may be, or the equivalent thereof (in terms of involuntary liquidating preference) in shares of Cumulative Preferred Stock or senior or parity stock, shall have been retired, earned surplus of the Company used to meet the requirements of this clause in connection with the issuance of additional shares of Cumulative Preferred Stock or shares of senior or parity stock or securities convertible into either thereof shall not, after the issue of such shares or securities, be available for dividends or other distributions on Common Stock (other than dividends payable in Common Stock), except in an amount equal to the cash subsequently received by the Company as a contribution to its Common Stock capital or as consideration for the issuance of additional shares of Common Stock; and

          (ii) The gross income of the Company for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance, sale or other disposition of such shares, determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises, or, in the absence thereof, in accordance with sound accounting practice (but in any event after deducting the amount for said period charged by the Company on its books to depreciation expense and taxes) to be available for the payment of interest, shall have been equal to at least one and one-half times the sum of (x) the interest charges for one year on all interest-bearing indebtedness of the Company (plus all amortization of debt discount and expense, and less all amortization of premium on debt, applicable to the aforesaid 12 months' period) and (y) the dividend requirements for one year on all outstanding Cumulative Preferred Stock, and on all outstanding senior and parity stock; and for the purpose of both such computations the shares and any indebtedness then proposed to be issued shall be included, and any indebtedness and shares then proposed to be retired shall be excluded, and in determining such gross income the Board of Directors shall make such adjustments, by way of increase or decrease in such gross income, as shall in its opinion be necessary to give effect, for the entire 12 months for which such gross income is determined, to any acquisition or disposition of property, the income from which can be separately ascertained, in which event such consent shall not be required.

     (b) So long as any Cumulative Preferred Stock is outstanding, the Company shall not, without the consent (given by vote in person or by proxy at a meeting called for that purpose) of the holders of at least a majority of the shares of Cumulative Preferred Stock then outstanding:

          (1) Merge or consolidate with or into any other corporation, provided that this provision shall not apply to a purchase or other acquisition by the Company of franchises or assets of another corporation in any manner which does not involve a statutory merger or consolidation;

          (2) Sell, lease, or exchange all or substantially all of its property and assets, unless the fair value of the net assets of the Company, after completion of such transaction, shall at least equal the then involuntary liquidation value of the Cumulative Preferred Stock of all series, and of all senior or parity stock, then outstanding.

     (c)  No consent hereinbefore provided for in this subdivision (V)(a) and
(b) shall be required in the case of the holders of any shares of Cumulative Preferred Stock which are to be redeemed at or prior to the time when an alteration or change is to take effect, or at or prior to the time of authorization, issuance, sale or other disposition of any additional Cumulative Preferred Stock or shares of senior or parity stock or convertible securities, or a consolidation or merger is to take effect, as the case may be.

     (d) If at any time dividends on any of the outstanding shares of Cumulative Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of Cumulative Preferred Stock, voting separately as a class, shall be entitled to elect either one-fourth or two (whichever shall be greater) of the Directors of the Company (herein called Certain Directors), which right shall continue in force and effect until all arrears of dividends on outstanding shares of Cumulative Preferred Stock shall have been declared and paid or deposited in trust with a bank or trust company having the qualification set forth in subdivision (IV) of this Division B for payment on or before the next succeeding dividends payment date, in which event, such right to elect Certain Directors shall cease and terminate unless and until the equivalent of four or more full quarterly dividends shall again be in default on outstanding shares of Cumulative Preferred Stock. Such right to elect Certain Directors is subject to the following terms and conditions:

          (1) Such right to elect Certain Directors may be exercised at any annual meeting of shareholders, or, within the limitations herein provided, at a special meeting of shareholders held for such purpose. Whenever such right to elect Certain Directors shall vest, on request signed by any holder of record of shares of Cumulative Preferred Stock then outstanding and delivered to the Company's principal office not less than 120 days prior to the date of the annual meeting next following the date when such right vests, the President or a Vice-President of the Company shall call a special meeting of shareholders to be held within
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     60 days after receipt of such request for the purpose of electing a new
     Board of Directors of which holders of outstanding shares of Cumulative Preferred Stock shall be entitled to elect Certain Directors and holders of outstanding shares otherwise entitled to vote shall be entitled to elect the remaining Directors, in each case to serve until the next annual meeting of shareholders or until their successors shall be elected and shall qualify.

          (2) Whenever, under the terms hereof, holders of outstanding shares of Cumulative Preferred Stock shall be divested of the right to elect Certain Directors, upon request signed by any holder of record of shares otherwise entitled to vote and delivered to the Company at its principal office not less than 120 days prior to the date for the annual meeting next following the date of such divesting, the President or a Vice-President of the Company shall call a special meeting of the holders of shares otherwise entitled to vote, to be held within 60 days after receipt of such request for the purpose of electing a new Board of Directors to serve until the next annual meeting or until their respective successors shall be elected and shall qualify.

          (3) If, while holders of outstanding shares of Cumulative Preferred Stock are entitled to elect Certain Directors, the holders of shares entitled as a class to elect Directors shall fail to elect the full number of Directors which they are entitled to elect, either at an annual meeting of shareholders or a special meeting thereof held as in this subdivision (V) provided, or at an adjourned session of either thereof held within a period of 90 days beginning with the date of such meeting, then after the expiration of such period holders of outstanding shares of Cumulative Preferred Stock and holders of outstanding shares otherwise entitled to vote, voting as a single class, shall be entitled to elect such number of Directors as shall not have been elected during such period by holders of outstanding shares of the class or classes then entitled to elect the same, to serve until the next annual meeting of shareholders or until their successors shall be elected and shall qualify. The term of office of all Directors in office immediately prior to the date of such annual or special meeting shall terminate as and when a full Board of Directors shall have been elected at such meeting or a later meeting of shareholders for the election of Directors, or an adjourned session of either thereof.

          (4) At any annual or special meeting of the shareholders or adjournment thereof, held for the purpose of electing Directors while the holders of outstanding shares of Cumulative Preferred Stock shall be entitled to elect Certain Directors, the presence in person or by proxy of the holders of a majority of outstanding shares of Cumulative Preferred Stock shall be necessary to constitute a quorum of Cumulative Preferred Stock for the election by such class of members to the Board of Directors and the presence in person or by proxy of the holders of a majority of outstanding shares otherwise entitled to vote shall be necessary to constitute a quorum of such shares for the election of Directors which holders of such shares are then entitled to elect. In case of a failure by the holders of any class or classes to elect, at such meeting or an adjourned session held within said period of 90 days, the number of Directors which they are entitled to elect at such meeting, such meeting shall be deemed ipso facto to have been adjourned to reconvene at 11:00 A.M., Local Time, on the fourth full business day next
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     following the close of such 90-day period, at which time, or at a subsequent adjourned session of such meeting, such number of Directors as shall not have been elected during such period by holders of outstanding shares of the class or classes then entitled to elect the same, may be elected by holders of outstanding shares of Cumulative Preferred Stock and holders of outstanding shares otherwise entitled to vote, voting as a single class. Subject to the preceding provisions of this subdivision
     (V), a majority of the holders of shares of any class or classes at the time present in person or by proxy shall have power to adjourn such meeting for the election of Directors by holders of shares of such class or classes from time to time without notice other than announcement at the meeting.

          (5) While the holders of outstanding shares of Cumulative Preferred Stock remain entitled to elect Certain Directors, any holder of record of outstanding shares of Cumulative Preferred Stock shall have the right, during regular business hours, in person or by a duly authorized representative, to examine the Company's stock records of Cumulative Preferred Stock for the purpose of communicating with other holders of shares of such stock with respect to the exercise of such right of election, and to make a list of such holders.

     (e) Except as by statute at the time mandatorily provided, holders of shares of Cumulative Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.
(VI)  (Vacant)

(VII)  (Vacant)

(VIII)  (Vacant)

(IX)  (Vacant)

(X) Series E Cumulative Preferred Stock. (a) Establishment of Series and Designation Thereof. There is established a series of Cumulative Preferred Stock, the serial designation of the shares of which shall be, and the shares of which shall be known as, Series E Cumulative Preferred Stock. Such series shall be a closed series consisting of 300,000 shares of Cumulative Preferred Stock.
     (b) Rate of Dividend. The rate of preferred dividends on the shares of Series E Cumulative Preferred Stock shall be $2.175 per share per annum, which shall be cumulative from and including August 31, 1978, and shall be payable in quarterly installments on February 1, May 1, August 1, and November 1 of each year.

     (c) Price at Which Redeemable. (1) The shares of Series E Cumulative Preferred Stock shall be redeemable at the option of the Company at any time, or from time to time, after the issue thereof, and prior to August 1, 1983, at $27.00 per share; on or after August 1, 1983, but prior to August 1, 1988, at $26.60 per share; on or after August 1, 1988, but prior to August 1, 1993, at $26.20 per share; on or after August 1, 1993, but prior to August 1, 1998, at $25.80 per share; on or after August 1, 1998, but prior to August 1, 2003, at $25.40 per share; and on or after August 1, 2003, at $25.00 per share; plus, in each case, an amount equivalent to preferential dividends at the rate aforesaid accrued and unpaid to the date of redemption; provided, however, the
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shares of Series E Cumulative Preferred Stock shall not be redeemable at the option of the Company prior to August 1, 1983, directly or indirectly, (i) from or in anticipation of moneys borrowed by or for the account of the Company, or (ii) from or in anticipation of the proceeds of the issuance of any other shares of Cumulative Preferred Stock, or senior or parity stock (as such terms are defined in Division E), if such borrowing has an effective interest cost to the Company or such shares have an effective dividend cost to the Company of less than 8.70% per annum, or if such borrowing or such shares have, as of the date of the proposed redemption, a weighted average life less than the remaining weighted average life of the Series E Cumulative Preferred Stock. Weighted average life of any borrowing or preferred stock means as at the time of the determination thereof the number of years obtained by dividing the then remaining dollar-years of such borrowing by the principal amount of such borrowing or the aggregate involuntary liquidation preference of the shares of such preferred stock. The term "remaining dollar-years of any borrowing or preferred stock" means the amount obtained by (1) multiplying the amount of each then remaining sinking fund, serial maturity, or other required repayment, redemption, or purchase, including repayment, redemption, or purchase, at final maturity, by the number of years (calculated at the nearest one-twelfth) which will elapse between the date of proposed redemption and the date of that required repayment, redemption, or purchase, and (2) totaling all the products obtained in (1). If the Company makes any redemption of shares of Series E Cumulative Preferred Stock on or after August 1, 1983, but prior to August 1, 1988, which if made prior to August 1, 1983, would have been prohibited by the terms of this paragraph, then the redemption price shall be $28.00 per share plus an amount equivalent to preferential dividends at the rate aforesaid accrued and unpaid to the date of redemption. The shares of Series E Cumulative Preferred Stock shall be redeemable for purposes of the sinking fund hereinafter provided at the price of $25.00 per share plus an amount equivalent to preferential dividends at the rate aforesaid accrued and unpaid to the date of redemption.

     (2) If the Company shall, at any time, redeem at its option less than all of the then outstanding shares of Series E Cumulative Preferred Stock, it shall redeem such shares as follows:

          (i) From each purchaser on original issue, or any nominee of such purchaser ("Original Purchaser"), a number of full shares of Series E Cumulative Preferred Stock, which bears (as nearly as may be practicable) the same ratio to the total number of such shares to be redeemed as (A) the total number of shares of Series E Cumulative Preferred Stock held by such Original Purchaser on the date on which notice of such redemption is given bears to (B) the total number of such shares outstanding on such date, including such shares held by the Company as treasury shares; and

          (ii) From holders of shares of Series E Cumulative Preferred Stock other than Original Purchasers and other than the Company, by redemption by lot, a number of shares of Series E Cumulative Preferred Stock equal to the total number of such shares to be redeemed, less the number of such shares which the Company shall be required to redeem from Original Purchasers in accordance with the provisions of the preceding subparagraph (i).

     (d) Sinking Fund. (1) Within each 12 months' period commencing with the 12 months' period ending August 1, 1984, and ending with the 12 months' period ending August 1, 1993, the Company shall acquire, subject to the restrictions contained in this Article Third, either by redemption thereof or by purchase thereof, at a price not exceeding the optional redemption price then in effect, and shall retire 4,000 shares of Series E Cumulative Preferred Stock, or the number of shares of such series outstanding, whichever shall be less; and in each of the 12 months' periods commencing with the 12-month period ending August 1, 1994, and ending with the 12-month period ending August 1, 1998, the Company shall similarly acquire 8,000 shares of Series E Cumulative Preferred Stock; and in each of the 12 month-periods commencing with the 12-month period ending August 1, 1999, and ending with the 12-month period ending August 1, 2008, the Company shall similarly acquire 22,000 shares of Series E Cumulative Preferred Stock; provided, however, that the obligation hereunder shall be cumulative so that if the Company shall be prevented by the restrictions contained in this Article Third from acquiring during any 12 months' period the number of shares of Series E Cumulative Preferred Stock which, in the absence of such restrictions, it would be required to acquire during such period, then, although the Company shall not be deemed to have defaulted in the performance of the requirements of this clause (d), it shall be and remain deficient in such performance, and such deficiency shall be made good as soon as practicable.

     (2) Such shares required to be acquired during each such 12 months' period shall be acquired as follows:

          (i) From each Original Purchaser, by redemption or by purchase, a number of full shares of Series E Cumulative Preferred Stock which bears (as nearly as may be practicable) the same ratio to the total number of such shares required to be retired during such 12 months' period as (A) the total number of shares of Series E Cumulative Preferred Stock held by such Original Purchaser on the August 1 beginning such 12 months' period bears to (B) the total number of such shares outstanding on such August 1, including such shares held by the Company as treasury shares; provided, however, that the Company's unsatisfied obligation to acquire shares during any such 12 months' period from any Original Purchaser shall at no time during such period exceed the number of shares then held by such Original Purchaser, and

          (ii) From holders of shares of Series E Cumulative Preferred Stock other than Original Purchasers and other than the Company, by redemption by lot or by purchase, a number of shares of Series E Cumulative Preferred Stock equal to the total number of such shares required to be acquired during such 12 months' period less the number of shares which the Company shall have acquired or shall be required to acquire during such 12 months'period from Original Purchasers in accordance with the provisions of the preceding subparagraph (i).

     (3) During any 12-month period referred to in paragraph (1) of this clause (d), the Company shall have the option to redeem at the sinking fund redemption price up to that number of shares of Series E Cumulative Preferred Stock which the Company is obligated to acquire during such 12-month period pursuant to paragraph (1) of this clause (d). Such shares shall be redeemed from the Original Purchasers and each other stockholder in accordance with the provisions of paragraph (2) of this clause (d). Such option to redeem additional shares of Series E Cumulative Preferred Stock shall not be cumulative and shares so redeemed pursuant to this paragraph (3) shall not be credited against the obligation of the Company to acquire shares of Series E Cumulative Preferred Stock pursuant to paragraph (1) of this clause (d).

     (4) Any shares of Series E Cumulative Preferred Stock which shall be redeemed by the Company at the optional redemption price then in effect or purchased by the Company in any such 12 months' period at a price not exceeding the optional redemption price, and which shall not be applied to meet the Company's sinking fund obligation for such 12 months' period, may be credited on the amounts required to be acquired in any one or more of the following 12 months' periods which the Company may designate. The shares of its Series E Cumulative Preferred Stock of the Company redeemed or purchased and applied to meet its sinking fund obligations shall be canceled and shall not be reissued.

     (e) No Conversion Privilege. The shares of Series E Cumulative Preferred Stock shall not be convertible into other shares or securities of the Company.

               C.  Common Stock

(I) Dividends. Subject to the limitations in this Article Third set forth, dividends may be paid on Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

(II) Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

(III) Voting Rights. Except as set forth in this Article Third or in Article Eighth or as by statute otherwise mandatorily provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

               D.  Preemptive Rights.

     No holder of stock of this corporation of any class shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons, and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

               E.  Certain Definitions.

     In this Article Third, and in any resolution of the Board of Directors adopted pursuant to this Article Third establishing a series of the Cumulative Preferred Stock and fixing the designation, description and terms thereof, the meanings below assigned shall control:

     "Senior stock" shall mean shares of stock of any class ranking prior to shares of Cumulative Preferred Stock as to dividends or upon dissolution or liquidation;

     "Parity stock" shall mean shares of stock of any class ranking on a parity with, but not prior to, shares of Cumulative Preferred Stock as to dividends or upon dissolution or liquidation;

     "Junior stock" shall mean shares of stock of any class ranking subordinate to shares of Cumulative Preferred Stock as to dividends and upon dissolution or liquidation; and

     Preferential dividends accrued and unpaid on a share of Cumulative Preferred Stock to any particular date shall mean an amount per share at the annual dividend rate applicable to such share for the period beginning with the date from and including which dividends on such share are cumulative and concluding on the day prior to such particular date, less the aggregate of all dividends paid with respect to such share during such period.

     Article Fourth. The number of Directors constituting the Board of Directors, the classification of such Directors, and their terms shall be fixed by the Bylaws of the Company. There shall not be more than three classes of Directors, nor shall the terms of any class of Directors be for more than three years. In no event shall there be less than three Directors.

     Article Fifth. The bylaws of the Company may be adopted either by the shareholders or the Board of Directors, but no bylaw adopted by the shareholders shall be amended or repealed by the Directors unless the bylaw adopted by the shareholders confers such authority upon the Directors. Any bylaw adopted by the Board of Directors shall be subject to amendment or repeal by the shareholders as well as by the Directors.

     Article Sixth. At the time of the adoption of these Restated Articles of Incorporation, the name of the registered agent and the address of the registered office of the Company are:

          Agent:    Gary J. Wolter
          Office:   Madison Gas and Electric Company
                    133 South Blair Street
                    (P.O. Box 1231)
                    Madison, Wisconsin  53701

     Article Seventh. These articles may be amended by resolution setting forth such amendment or amendments, adopted at any meeting of the shareholders by a vote of at least two-thirds of all of the stock of the Company then outstanding and then entitled to vote.

     Article Eighth.  A.  Certain Definitions.

     For purposes of this Article Eighth:

          (I) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on February 6, 1985 (the term "registrant" in Rule 12b-2 meaning in this case the Company).

          (II) A person shall be a "beneficial owner" of any shares of Voting Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock. For the purposes of determining whether a person is a Substantial Shareholder pursuant to subdivision (V) of this division A, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this subdivision
     (II) of division A, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (III) "Person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of Voting Stock.

          (IV) "Subsidiary" shall mean any corporation of which a majority of each class of equity security is beneficially owned by the Company.

          (V) "Substantial Shareholder" shall mean any person (other than the Company or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (without giving effect to the provisions of division B of this Article Eighth) is the beneficial owner of shares of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

          (VI) "Voting Stock" shall mean the Common Stock of the Company and any class or series of preferred or preference stock (other than the Company's Cumulative Preferred Stock, authorized pursuant to division B of Article Third) authorized and outstanding from time to time pursuant to Article Third entitling the holder thereof to vote on the matter with respect to which a determination is being made pursuant to this Article Eighth; provided, however, that the shareholders or the Board of Directors, as the case may be, may specify in the resolution authorizing any such class or series of preferred or preference stock that the shares of such class or series shall not constitute Voting Stock and that such shares and the holders thereof shall be exempt from the provisions of this Article Eighth.

B.  Limitation of Voting Rights.

     Any provision of these Restated Articles of Incorporation to the contrary notwithstanding, so long as any person is a Substantial Shareholder, the shareholders of record of the shares of Voting Stock beneficially owned by such Substantial Shareholder shall have limited voting rights on any matter requiring their vote or consent, as follows:

          (I) With respect to the shares of Voting Stock which would entitle such shareholders of record in the aggregate to cast up to ten percent (10%) of the total number of votes entitled to be cast by the holders of all outstanding shares of Voting Stock, such shareholders of record shall be entitled to cast the votes per share specified in or pursuant to Article Third.

          (II) With respect to the shares of Voting Stock which would entitle such shareholders of record in the aggregate to cast in excess of ten percent (10%) of the total number of votes entitled to be cast by the holders of all outstanding shares of Voting Stock, such shareholders of record shall be entitled to cast only one/one-hundredth (1/100th) of the votes per share to which a holder of such shares would otherwise be entitled to cast.

          (III) Notwithstanding the foregoing, in the event that, after giving effect to the provisions of subdivisions (I) and (II) of this division B, the aggregate voting power of such shareholders of record would still exceed fifteen percent (15%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, the aggregate voting power of such shareholders of record shall be further limited so that such shareholders of record shall be entitled to cast only such number of votes that would equal (after giving effect to the provisions of this Article Eighth) fifteen percent (15%) of the number of votes entitled to be cast by all holders of outstanding shares of Voting Stock.

          (IV) The aggregate voting power of such shareholders of record, as limited pursuant to the provisions of division B, subdivisions (II) and
     (III) of this Article Eighth, for all shares of Voting Stock beneficially owned by such Substantial Shareholder shall be allocated proportionately among such shareholders of record. In this connection, each such shareholder of record shall be entitled to cast in respect of his shares of Voting Stock the number of votes equal to (a) the aggregate number of votes entitled to be cast (after giving effect to the provisions in this Article Eighth) in respect of the outstanding shares of Voting Stock beneficially owned by the Substantial Shareholder, multiplied by (b) a fraction the numerator of which is the number of votes which the shares of Voting Stock owned by such shareholder of record would have entitled such shareholder of record to cast were no effect given to the provision of this Article Eighth, and the denominator of which is the total number of votes which all shares of Voting Stock beneficially owned by the Substantial Shareholder would have entitled their record holders to cast were no effect given to the provisions of this Article Eighth.

C.  Quorum.

     The presence, in person or by proxy, of the holders of record of shares of Voting Stock entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article Eighth) entitled to be cast by the holders of all outstanding shares of Voting Stock entitled to vote shall constitute a quorum at all meetings of the shareholders.

D.  Factual Determinations.

          (I) The Board of Directors shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Substantial Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or an Associate of another, and (d) the persons who may be deemed to be the record holders of shares of which a Substantial Shareholder is a beneficial owner. Any such determination made in good faith shall be binding and conclusive on all parties.

          (II) The Board of Directors shall have the right to demand that any person who is reasonably believed to be a Substantial Shareholder (or holds of record shares of Voting Stock beneficially owned by a Substantial Shareholder) supply the Company with complete information as to (a) the record holder(s) of all shares beneficially owned by such person who is reasonably believed to be a Substantial Shareholder, (b) the number of shares of Voting Stock beneficially owned by such person who is reasonably believed to be a Substantial Shareholder and held of record by each such shareholder of record, and (c) any other factual matter relating to the applicability or effect of this Article Eighth, as may reasonably be requested of such person, and such person shall furnish such information within ten (10) days after the receipt of such demand.

E.  No Derogation of Fiduciary Obligations.

     Nothing contained in this Article Eighth shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

F.  Severability.

     In the event that any provision or portion of a provision of this Article Eighth is determined to be invalid, void, illegal or unenforceable, the remainder of the provisions of this Article Eighth shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.